CERTIFICATE OF FORMATION

OF

FREEDOM DEPOSITORY, LLC

This Certificate of Formation of Freedom Depository, LLC (the “Company”), dated January 29, 2003, has been duly executed and is being filed by Sean Dobson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is “Freedom Depository, LLC.”

SECOND. The address, including street, number, city, and county of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

THIRD. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Sean Dobson

Name:

Sean Dobson

Authorized Person